Exhibit 99.1

Burlington Stores, Inc. Reports Fourth Quarter and Fiscal 2018 Results;

Introduces Fiscal Year 2019 Outlook

o	On a GAAP basis, for the 13 weeks ended February 2, 2019 vs. the 14 weeks ended February 3, 2018,
-	Total sales rose 2.8%, more than offsetting the $82M of sales recorded during the 14th week last year
-	Net income decreased 23% and EPS decreased 22% to $2.70, due primarily to last year’s $1.34 per share benefit from the revaluation of deferred tax liabilities
o	On a Non-GAAP basis, for the 13 weeks ended February 2, 2019 vs. the 13 weeks ended January 27, 2018,
-	Total sales increased 7.4%
-	Adjusted EPS, exclusive of the revaluation of deferred tax liabilities, rose 28% to $2.83
o	Comparable store sales increased 1.3%, on top of a 5.9% increase last year
o	Introducing outlook for FY19 Adjusted EPS of $6.93-$7.06

BURLINGTON, New Jersey; March 7, 2019 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the fourth quarter and year ended February 2, 2019.

Tom Kingsbury, CEO, stated, “Despite our fourth quarter sales performance coming in below our expectations, we nevertheless exceeded our Adjusted EPS guidance through disciplined expense management. It is important to note that the fourth quarter represented our most difficult Fiscal 2018 one and two year quarterly comparable store sales comparisons. While we are disappointed with how the year ended from a sales perspective, we did have a solid Fiscal 2018 on both the top and bottom line. We remain confident in our business model and long term prospects for growth, and still expect Fiscal 2019 Adjusted EPS to increase low double digits on a comparable basis versus Fiscal 2018.”

Fiscal 2018 Fourth Quarter Operating Results:

•

Total sales for the 13-week period increased 2.8% over last year’s 14-week period to $1,991 million. As a reminder, last year’s 53rd week added $82 million in sales to the fourth quarter of Fiscal 2017. Excluding the 53rd week last year, total sales increased 7.4%. New and non-comparable stores contributed an incremental $173 million in sales during the quarter. Comparable store sales increased 1.3% on a shifted basis, on top of last year’s 5.9% comparable store sales increase and a 4.6% increase during the fourth quarter of Fiscal 2016.

•

Gross margin for the 13-week period was $836 million vs. $814 million for the 14-week period last year. Excluding the 53rd week last year, gross margin as a percentage of net sales was flat vs. last year’s rate at 42.0%. A 20 basis point improvement in merchandise margin was offset by a negative 20 basis point impact from higher freight costs. Excluding the 53rd week last year, product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were flat as a percentage of sales vs. last year.

•

SG&A, less product sourcing costs, on a 13-week basis was $453 million vs. $446 million on a 14-week basis last year. Excluding the 53rd week last year, SG&A, less product sourcing costs, as a percentage of net sales, improved 10 basis points to 22.7% vs. 22.8% last year. Despite total sales that were below our guidance, the SG&A rate outperformed our expectations due to disciplined expense management.

•

The effective tax rate was 22.0% vs. a benefit of 8.0% last year. Last year’s 8.0% benefit was primarily driven by last year’s impact of the revaluation of deferred tax liabilities. The Adjusted Effective Tax Rate was 22.2% this year vs. a benefit of 5.9% last year, due to the same factor. Excluding last year’s impact of the revaluation of deferred tax liabilities, our Adjusted Effective Tax Rate was 22.2% this year vs. 33.8% last year. The improvement in rate is primarily related to a reduction in our corporate tax rate from 35% to 21% as a result of the Tax Cuts and Jobs Act enacted in December 2017 (the 2017 Tax Reform). Please see the table following the financial statements below for a reconciliation of our effective tax rates.

•

Net income on a 13-week basis was $184 million, or $2.70 per share, vs. $241 million, or $3.47 per share, on a 14-week basis last year. Excluding last year’s impact of the 53rd week and the revaluation of 2017 deferred tax liabilities, our Adjusted Net Income increased 28% to $2.83 per diluted share. Please see the table following the financial statements below for a reconciliation of Adjusted EPS.

•

Fully diluted shares outstanding amounted to 68.3 million at the end of the Fiscal 2018 fourth quarter vs. 69.3 million at the end of the Fiscal 2017 fourth quarter. The decrease was primarily the result of the continued execution of the Company’s share repurchase program. The Company repurchased approximately 1.5 million shares of its common stock during Fiscal 2018. See below for more details on the Company’s share repurchase program.

•

Adjusted EBIT on a 13-week basis was $261 million vs. $250 million on a 14-week basis last year.  Excluding the 53rd week last year, Adjusted EBIT improved 7%, or $16 million above last year.  Excluding the 53rd week last year, Adjusted EBIT margin declined approximately 10 basis points vs. the prior year’s rate, primarily due to the de-leveraging impact of depreciation and amortization.

Full Year Fiscal 2018 Operating Results:

•	On a 52 vs. 53-week GAAP basis, total sales increased 9.2% to $6,643 million. Net income was $415 million, or $6.04 per share, vs. $385 million, or $5.48 per share last year.
•

The effective tax rate was 18.3% vs. 10.3% last year. Excluding last year’s impact of the revaluation of deferred tax liabilities, our Adjusted Effective Tax Rate was 18.8% this year vs. 32.0% last year. Please see the table following the financial statements below for a reconciliation of our effective tax rates.

•	Excluding the 53rd week last year:
o

Total sales increased 10.7%. This growth was driven by a $477 million increase in new and non-comparable store sales, as well as a 3.2% increase in our comparable store sales on a shifted basis, on top of last year’s 3.4% comparable store sales increase. Net income increased 9% over last year to $415 million, or $6.04 per diluted share vs. $5.44 per diluted share last year.

o	Adjusted EBIT increased by 17%, or $87 million above last year, to $600 million, representing an approximately 50 basis point increase in rate vs. last year.

o

Adjusted Net Income, excluding last year’s revaluation of deferred tax liabilities, increased 46% to $6.44 per diluted share. This includes the $0.06 per share benefit recorded in the second quarter of Fiscal 2018, which was a result of the revaluation of certain state deferred tax liabilities. Please see the table following the financial statements below for a reconciliation of Adjusted EPS.

Inventory

•

Merchandise inventories were $954 million vs. $753 million last year. The increase was driven by higher pack and hold inventory, which was 30% of total inventory at the end of the fourth quarter of Fiscal 2018 compared to 25% last year, as well as higher levels of short stay inventory due to acceleration of tariff impacted receipts. In addition, inventory levels also increased due to the addition of 46 net new stores opened during Fiscal 2018, as well as a 1.8% increase in our comparable store inventory, which was attributable to below plan sales. Comparable store inventory turnover improved 2.5% for the fourth quarter of Fiscal 2018.

Capital Allocation

•

The Company’s current interest rate hedge on $800 million of the Term Loan expires at the end of May 2019. Accordingly, on December 17, 2018, the Company entered into a forward interest rate swap effective May 31, 2019, on $450 million of the $961 million outstanding on the Company’s Term Loan. This swap will lock into a rate of 2.72% on $450 million of the Term Loan until the swap expires December 29, 2023.

•

During the fourth quarter of Fiscal 2018, the Company invested approximately $59 million of cash to repurchase 353,845 shares of its common stock. As of the end of the fourth quarter of Fiscal 2018, the Company had $298 million remaining on its current share repurchase authorization.

First Quarter 2019 and Full Year Fiscal 2019 Outlook

For the first quarter of Fiscal 2019 (the 13 weeks ending May 4, 2019), the Company expects:

•	Due to the uncertainty around the timing, aggregate amount and average size of IRS refunds this tax season coupled with Easter shifting back three weeks,
o	Total sales to increase in the range of 7% to 9%;
o	Comparable store sales to increase in the range of 0% to 2% on top of a 4.8% increase during the first quarter of Fiscal 2018;
•	Effective tax rate of approximately 18.5%; and
•	Adjusted EPS in the range of $1.21 to $1.31, which assumes a fully diluted share count of approximately 68.3 million shares, as compared to $1.26 last year.

For Fiscal 2019 (the 52-weeks ending February 1, 2020), the Company expects:

•

Total sales to increase in the range of 9% to 10%; this assumes comparable store sales to increase in the range of 2% to 3% for the second, third and fourth quarters of Fiscal 2019. This translates to annual comparable store sales in the range of 1.5% to 2.8%, on top of the 3.2% increase during Fiscal 2018;

•	Depreciation and amortization, exclusive of favorable lease amortization, to be approximately $210 million;
•	Adjusted EBIT margin to increase 0 to 10 basis points;
•	Interest expense of approximately $53 million;
•	An effective tax rate of approximately 21%;
•	To open 50 net new stores, and invest Capital Expenditures, net of landlord allowances, of approximately $310 million;
•

Adjusted EPS in the range of $6.93 to $7.06, utilizing a fully diluted share count of approximately 68.3 million; excluding the $0.06 per share state tax benefit in Fiscal 2018 and a $0.06 per share negative impact from changes in lease accounting in Fiscal 2019, this represents Adjusted EPS growth of 10% to 12%.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note regarding Non-GAAP financial measures

The foregoing discussion of the Company’s operating results includes references to Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its historical results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Fourth Quarter 2018 Conference Call

The Company will hold a conference call on Thursday March 7, 2019 at 8:30 a.m. Eastern Time to discuss the Company’s fourth quarter results. The U.S. toll free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on March 7, 2019 through March 14, 2019. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 9499009. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonStores/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2018 revenues of $6.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 675 stores as of the end of the fourth quarter of Fiscal 2018, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices every day, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys and coats.

For more information about the Company, visit www.Burlington.com.

Investor Relations Contact:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release, including those made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices by customers; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands)

	Three Months Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018
		(14 Weeks)		(53 Weeks)
REVENUES:
Net sales	$1,991,483	$1,936,829	$6,643,051	$6,084,766
Other revenue	6,588	7,443	25,428	25,277
Total revenue	1,998,071	1,944,272	6,668,479	6,110,043
COSTS AND EXPENSES:
Cost of sales	1,155,954	1,122,908	3,868,119	3,559,158
Selling, general and administrative expenses	533,193	525,254	2,018,737	1,863,501
Costs related to debt amendments	—	2,262	2,496	2,262
Stock option modification expense	—	10	—	142
Depreciation and amortization	56,682	53,555	217,884	201,103
Impairment charges - long-lived assets	6,844	1,140	6,844	2,127
Other income - net	(3,290)	(1,939)	(10,998)	(8,888)
Loss on extinguishment of debt	—	2,881	1,823	2,881
Interest expense	12,427	15,368	55,990	58,777
Total costs and expenses	1,761,810	1,721,439	6,160,895	5,681,063
Income before income tax expense	236,261	222,833	507,584	428,980
Income tax expense (benefit)	51,910	(17,870)	92,839	44,128
Net income	$184,351	$240,703	$414,745	$384,852

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	February 2,	February 3,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$112,274	$133,286
Restricted cash and cash equivalents	21,882	27,800
Accounts receivable—net	58,752	71,649
Merchandise inventories	954,183	752,562
Prepaid and other current assets	124,809	115,136
Total current assets	1,271,900	1,100,433
Property and equipment—net	1,253,705	1,134,772
Goodwill and intangible assets—net	449,388	474,011
Deferred tax assets	4,361	6,952
Other assets	99,818	96,661
Total assets	$3,079,172	$2,812,829

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$848,561	$736,252
Other current liabilities	396,257	370,215
Current maturities of long term debt	2,924	13,164
Total current liabilities	1,247,742	1,119,631
Long term debt	983,643	1,113,808
Other liabilities	346,298	313,130
Deferred tax liabilities	178,779	179,486
Stockholders' equity	322,710	86,774
Total liabilities and stockholders' equity	$3,079,172	$2,812,829

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Year Ended
	February 2,	February 3,
	2019	2018
		(53 Weeks)
OPERATING ACTIVITIES
Net income	$414,745	$384,852
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	217,884	201,103
Deferred income taxes	2,519	(30,727)
Non-cash loss on extinguishment of debt	1,823	2,881
Non-cash stock compensation expense	35,485	27,034
Non-cash rent	(25,568)	(24,689)
Deferred rent incentives	50,843	48,834
Changes in assets and liabilities:
Accounts receivable	3,482	(19,983)
Merchandise inventories	(201,621)	(50,671)
Accounts payable	111,023	97,003
Other current assets and liabilities	6,239	(40,346)
Long term assets and liabilities	8,780	(2,109)
Other operating activities	14,019	14,068
Net cash provided by operating activities	639,653	607,250
INVESTING ACTIVITIES
Cash paid for property and equipment	(295,772)	(268,194)
Lease acquisition costs	(8,543)	—
Proceeds from insurance recoveries related to property and equipment	2,787	5,980
Other investing activities	3,020	6
Net cash (used in) investing activities	(298,508)	(262,208)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	1,220,200	1,215,500
Principal payments on long term debt—ABL Line of Credit	(1,220,200)	(1,215,500)
Proceeds from long term debt—Term Loan Facility	—	1,114,207
Principal payments on long term debt—Term Loan Facility	(152,793)	(1,119,793)
Purchase of treasury shares	(228,874)	(289,777)
Other financing activities	13,592	2,010
Net cash (used in) financing activities	(368,075)	(293,353)
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(26,930)	51,689
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	161,086	109,397
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$134,156	$161,086

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share data)

Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items if applicable: (i) net favorable lease amortization; (ii) costs related to debt amendments; (iii) stock option modification expense; (iv) loss on extinguishment of debt; (v) impairment charges; and (vi) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) stock option modification expense; (viii) costs related to debt amendments; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) stock option modification expense; (vii) net favorable lease amortization; (viii) costs related to debt amendments; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted Effective Tax Rate is defined as GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (f) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT and Adjusted Effective Tax Rate, and certain of those measures as further adjusted for the deferred tax revaluation due to the 2017 Tax Reform, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018
		(14 Weeks)		(53 Weeks)

Reconciliation of net income to Adjusted Net Income:
Net income	$184,351	$240,703	$414,745	$384,852
Net favorable lease amortization (a)	5,919	5,574	26,081	23,325
Costs related to debt amendments (b)	—	2,262	2,496	2,262
Stock option modification expense (c)	—	10	—	142
Loss on extinguishment of debt (d)	—	2,881	1,823	2,881
Impairment charges (e)	6,844	1,140	6,844	2,127
Tax effect (f)	(3,369)	(3,561)	(9,449)	(9,836)
Adjusted Net Income	$193,745	$249,009	$442,540	$405,753
Fully diluted weighted average shares outstanding (g)	68,348	69,305	68,679	70,288
Adjusted Earnings per Share	$2.83	$3.59	$6.44	$5.77

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018
		(14 Weeks)		(53 Weeks)

Reconciliation of net income to Adjusted EBITDA:
Net income	$184,351	$240,703	$414,745	$384,852
Interest expense	12,427	15,368	55,990	58,777
Interest income	(103)	(73)	(406)	(206)
Loss on extinguishment of debt (d)	—	2,881	1,823	2,881
Costs related to debt amendments (b)	—	2,262	2,496	2,262
Stock option modification expense (c)	—	10	—	142
Depreciation and amortization	56,682	53,555	217,884	201,103
Impairment charges (e)	6,844	1,140	6,844	2,127
Income tax expense (benefit)	51,910	(17,870)	92,839	44,128
Adjusted EBITDA	$312,111	$297,976	$792,215	$696,066

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018
		(14 Weeks)		(53 Weeks)

Reconciliation of net income to Adjusted EBIT:
Net income	$184,351	$240,703	$414,745	$384,852
Interest expense	12,427	15,368	55,990	58,777
Interest income	(103)	(73)	(406)	(206)
Loss on extinguishment of debt (d)	—	2,881	1,823	2,881
Costs related to debt amendments (b)	—	2,262	2,496	2,262
Stock option modification expense (c)	—	10	—	142
Net favorable lease amortization (a)	5,919	5,574	26,081	23,325
Impairment charges (e)	6,844	1,140	6,844	2,127
Income tax expense (benefit)	51,910	(17,870)	92,839	44,128
Adjusted EBIT	$261,348	$249,995	$600,412	$518,288

(a)

Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation, and are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Income.

(b)	Represents costs incurred in connection with review and execution of refinancing opportunities.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification, which became fully vested during Fiscal 2017.
(d)

For Fiscal 2018, amounts relate to the refinancing of our Term Loan Facility, the $150.0 million prepayment on our Term Loan Facility, as well as the amendment to our ABL Credit Agreement. For Fiscal 2017, amounts relate to the repricing and extension of our Term Loan Facility.

(e)	Represents impairment charges on long-lived assets.
(f)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (e).
(g)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period. Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

The following table shows the reconciliation of the Company’s effective tax rate on a GAAP basis to the effective tax rates used in this press release for the periods indicated:

	(unaudited)
	Three Months Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018

Effective tax rate on a GAAP basis (expense (benefit))	22.0%	(8.0)%	18.3%	10.3%
Adjustments to arrive at Adjusted Effective Tax Rate	0.2	2.1	0.5	1.4
Adjusted Effective Tax Rate (expense (benefit))	22.2%	(5.9)%	18.8%	11.7%
Deferred tax revaluation due to the 2017 Tax Reform	—	39.7	—	20.3
Adjusted Effective Tax Rate, excluding the impact of the deferred tax revaluation due to the 2017 Tax Reform	22.2%	33.8%	18.8%	32.0%

The following table shows the reconciliation of the Company’s net income per share to the Company’s Adjusted Earnings per Share amounts used in this press release for the periods indicated:

	(unaudited)
	Three Months Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018
Net income per share	$2.70	$3.47	$6.04	$5.48
53rd week	—	(0.04)	—	(0.04)
Adjustments to arrive at Adjusted Earnings per Share	0.13	0.12	0.40	0.29
Adjusted Earnings per Share (13/52 weeks)	2.83	3.55	6.44	5.73
Deferred tax revaluation due to the 2017 Tax Reform	—	(1.34)	—	(1.32)
Adjusted Earnings per Share (13/52 weeks), excluding the impact of the deferred tax revaluation due to the 2017 Tax Reform	$2.83	$2.21	$6.44	$4.41